EXHIBIT 12.7

METROPOLITAN EDISON COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended
	December 31,	Jan. 1-	Nov. 7-	Year Ended December 31,
	2000	Nov. 6, 2001	Dec. 31, 2001	2002	2003	2004
	(Dollars in thousands)

EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$81,895	$62,381	$14,617	$63,224	$60,953	$66,955
Interest and other charges, before reduction for amounts capitalized	55,181	48,568	8,461	50,969	46,277	45,057
Provision for income taxes	44,088	39,449	10,905	44,372	44,006	38,217
Interest element of rentals charged to income (a)	1,543	284	(693)	515	437	1,401
Earnings as defined	$182,707	$150,682	$33,290	$159,080	$151,673	$151,630

FIXED CHARGES AS DEFINED IN REGULATION S-K:
Interest on long-term debt	$37,886	$33,101	$5,615	$40,774	$36,657	$40,630
Other interest expense	10,639	9,219	1,744	2,636	5,841	4,427
Subsidiary's preferred stock dividend requirements	6,656	6,248	1,102	7,559	3,779	--
Interest element of rentals charged to income (a)	1,543	284	(693)	515	437	1,401
Fixed charges as defined	$56,724	$48,852	$7,768	$51,484	$46,714	$46,458

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES	3.22	3.08	4.29	3.09	3.25	3.26

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(a)    Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.

EXHIBIT 12.7

METROPOLITAN EDISON COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES PLUS
PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)

	Year Ended December 31,	Jan. 1-	Nov. 7-	Year Ended December 31,

	2000	Nov. 6, 2001	Dec. 31, 2001	2002	2003	2004
	(Dollars in thousands)

EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$81,895	$62,381	$14,617	$63,224	$60,953	$66,955
Interest and other charges, before reduction for amounts capitalized	55,181	48,568	8,461	50,969	46,277	45,057
Provision for income taxes	44,088	39,449	10,905	44,372	44,006	38,217
Interest element of rentals charged to income	1,543	284	(693)	515	437	1,401
Earnings as defined	$182,707	$150,682	$33,290	$159,080	$151,673	$151,630

FIXED CHARGES AS DEFINED IN REGULATION S-K PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS):
Interest on long-term debt	$37,886	$33,101	$5,615	$40,774	$36,657	$40,630
Other interest expense	10,639	9,219	1,744	2,636	5,841	4,427
Preferred stock dividend requirements	6,656	6,248	1,102	7,559	3,779	--
Adjustments to preferred stock dividends to state on a pre-income tax basis	--	--	--	--	--	--
Interest element of rentals charged to income (a)	1,543	284	(693)	515	437	1,401
Fixed charges as defined plus preferred stock
dividend requirements (pre-income tax basis)	$56,724	$48,852	$7,768	$51,484	$46,714	$46,458
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)	3.22	3.08	4.29	3.09	3.25	3.26

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(a)    Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.